Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS SECOND QUARTER RESULTS

•	Company reports net earnings per share of $1.60
•	Significant improvement in channel inventory
•	Board authorizes repurchase of 4 million additional shares and declares quarterly dividend

BLOOMINGTON, Minn. (May 22, 2008) – The Toro Company (NYSE: TTC) today reported net earnings of $62.8 million, or $1.60 per share, on net sales of $638.5 million for its fiscal second quarter ended May 2, 2008.  In the comparable fiscal 2007 period, the company reported net earnings of $75.0 million, or $1.77 per share, on net sales of $686.7 million.

For the year to date, Toro reported net earnings of $81.4 million, or $2.07 per share, on net sales of $1,044.3 million.  In the first half of fiscal 2007, the company reported net earnings of $93.4 million, or $2.21 per share, on net sales of $1,065.7 million.

“Fiscal 2008 has been a challenging year due to a weakening domestic economy, late spring and cautious ordering,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “As a result, we have taken prudent actions to adjust production levels, control costs, and work with our channel partners on field inventory – which is significantly lower compared to last year. Our financial condition remains strong and we will keep investing to grow our business for the long term.”

The company’s continued strong cash flow prompted its board of directors to authorize the repurchase of up to 4 million additional shares of common stock. The Board also declared a regular quarterly cash dividend of $0.15 per common share, payable July 11, 2008 to shareholders of record on June 20, 2008.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2008 second quarter decreased 4.0 percent to $429.9 million.  Sales declined in nearly all product categories domestically, but increased modestly in most categories outside the United States. Cautious ordering by customers, challenging domestic economic conditions and distribution changes resulted in lower quarterly sales for most domestic businesses. For the year to date, professional segment net sales increased 0.4 percent to $723.1 million.

•
Professional segment earnings for the fiscal 2008 second quarter were $96.6 million, down 10.9 percent compared with the fiscal 2007 second quarter.  For the year to date, professional segment earnings totaled $149.1 million, down 4.9 percent.

Residential

•
Residential segment net sales for the fiscal 2008 second quarter declined 11.8 percent to $201.3 million.  Sales declined in most domestic product categories due to weak economic conditions and a late-arriving spring that affected customer purchases.  For the year to date, residential segment net sales declined 6.2 percent to $309.5 million.

•
Residential segment earnings for the fiscal 2008 second quarter were $21.1 million, down 23.2 percent compared with the fiscal 2007 second quarter.  For the year to date, residential segment earnings totaled $23.9 million, down 24.9 percent.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2008 second quarter was 35.7 percent compared with 35.6 percent in the comparable fiscal 2007 period.  For the year to date, gross margin was 36.1 percent and flat as a percent of sales with the first half of fiscal 2007.  Higher commodity and fuel costs were offset by favorable product mix and currency, and the continued focus on cost reductions and productivity improvements achieved through the company’s GrowLean initiative.

Selling, general and administrative (SG&A) expenses for the fiscal 2008 second quarter declined $0.9 million, but increased to 19.6 percent of net sales from 18.3 percent in the fiscal 2007 second quarter.  For the year to date, SG&A expenses were 23.2 percent of net sales compared with 22.3 percent in the prior year’s first half.  Despite lower sales, the company continued to increase spending for marketing and engineering investments.

Interest expense for the second quarter was down $0.4 million, a decrease of 6.4 percent, compared to the prior year’s second quarter.  For the year to date, interest expense totaled $10.3 million – essentially flat compared to the first half of fiscal 2007.

The effective tax rate for the second quarter of fiscal 2008 was 35.0 percent compared with 34.6 percent in the fiscal 2007 second quarter. This year’s second quarter tax rate was higher due to the expiration of the federal Research and Engineering Tax Credit on December 31, 2007.

Accounts receivable as of the end of the fiscal 2008 second quarter totaled $547.2 million, down $30.0 million or 5.2 percent, on a sales decrease of $48.2 million, or 7 percent.  Net inventories increased by $17.5 million, or 7.1 percent compared with the end of the fiscal 2007 second quarter.  Cash used in operating activities improved by $9 million in spite of lower year to date net earnings.

BUSINESS OUTLOOK

Commenting on the company’s outlook for the remainder of fiscal 2008, Hoffman said:  “We remain focused on managing our business in light of these difficult conditions, and will continue to drive customer demand for our innovative products. Field inventories are in good shape, our strategic direction is sound, and our cash flow remains strong. Additionally, we are encouraged by the tremendous efforts of all our employees and channel partners around the world.”

Looking ahead, the company expects fiscal 2008 net sales to be roughly equal to fiscal 2007 net sales of $1,876.9 million with net earnings per share flat to down 5 percent from the $3.40 per share reported for fiscal 2007.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
May 22, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on May 22, 2008.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; rising fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 2, 2008	May 4, 2007	May 2, 2008	May 4, 2007
Net sales	$638,510	$686,653	$1,044,309	$1,065,741
Gross profit	227,766	244,716	376,903	384,781
Gross profit percent	35.7%	35.6%	36.1%	36.1%
Selling, general, and administrative expense	124,943	125,843	242,060	238,124
Earnings from operations	102,823	118,873	134,843	146,657
Interest expense	(5,419)	(5,789)	(10,302)	(10,276)
Other (expense) income, net	(798)	1,476	900	3,867
Earnings before income taxes	96,606	114,560	125,441	140,248
Provision for income taxes	33,822	39,594	44,030	46,832
Net earnings	$62,784	$74,966	$81,411	$93,416

Basic net earnings per share	$1.64	$1.82	$2.12	$2.27

Diluted net earnings per share	$1.60	$1.77	$2.07	$2.21

Weighted average number of shares of common stock outstanding – Basic	38,239	41,098	38,313	41,119

Weighted average number of shares of common stock outstanding – Diluted	39,126	42,253	39,263	42,255

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 2, 2008	May 4, 2007	May 2, 2008	May 4, 2007
Professional	$429,884	$447,857	$723,080	$719,999
Residential	201,315	228,204	309,491	330,062
Other	7,311	10,592	11,738	15,680
Total *	$638,510	$686,653	$1,044,309	$1,065,741

* Includes international sales of	$197,770	$188,861	$356,227	$321,474

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	May 2, 2008	May 4, 2007	May 2, 2008	May 4, 2007
Professional	$96,616	$108,490	$149,126	$156,850
Residential	21,073	27,430	23,897	31,809
Other	(21,083)	(21,360)	(47,582)	(48,411)
Total	$96,606	$114,560	$125,441	$140,248

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 2, 2008	May 4, 2007
ASSETS
Cash and cash equivalents	$32,053	$40,797
Receivables, net	547,192	577,223
Inventories, net	265,428	247,906
Prepaid expenses and other current assets	13,698	12,904
Deferred income taxes	56,633	58,042
Total current assets	915,004	936,872

Property, plant, and equipment, net	172,203	169,123
Deferred income taxes	6,508	1,861
Goodwill and other assets, net	110,172	98,405
Total assets	$1,203,887	$1,206,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,341	$75,000
Short-term debt	151,500	45,825
Accounts payable	117,425	120,642
Accrued liabilities	275,911	280,069
Total current liabilities	547,177	521,536

Long-term debt, less current portion	227,753	223,141
Deferred revenue and other long-term liabilities	16,813	9,681
Stockholders’ equity	412,144	451,903
Total liabilities and stockholders’ equity	$1,203,887	$1,206,261

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 2, 2008	May 4, 2007
Cash flows from operating activities:
Net earnings	$81,411	$93,416
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	324	125
Provision for depreciation and amortization	21,836	20,393
Gain on disposal of property, plant, and equipment	(81)	(99)
Gain on sale of a business	(113)	-
Stock-based compensation expense	3,281	3,828
Increase in deferred income taxes	(1,463)	(1,982)
Changes in operating assets and liabilities:
Receivables	(260,988)	(282,982)
Inventories	(13,920)	(5,628)
Prepaid expenses and other assets	(2,870)	(2,322)
Accounts payable, accrued liabilities, deferred revenue, and otherlong-term liabilities	61,291	54,941
Net cash used in operating activities	(111,292)	(120,310)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(22,479)	(21,752)
Proceeds from asset disposals	871	117
Increase in investment in affiliates	(250)	-
Increase in other assets	(279)	(48)
Proceeds from sale of a business	1,048	-
Acquisitions, net of cash acquired	(1,000)	(1,088)
Net cash used in investing activities	(22,089)	(22,771)

Cash flows from financing activities:
Increase in short-term debt	151,128	45,455
Issuance of long-term debt, net of costs	-	121,436
Repayments of long-term debt, net of costs	(750)	-
Excess tax benefits from stock-based awards	339	5,464
Proceeds from exercise of stock options	1,718	6,992
Purchases of Toro common stock	(36,906)	(41,912)
Dividends paid on Toro common stock	(11,478)	(9,865)
Net cash provided by financing activities	104,051	127,570

Effect of exchange rates on cash	(664)	785

Net decrease in cash and cash equivalents	(29,994)	(14,726)
Cash and cash equivalents as of the beginning of the period	62,047	55,523

Cash and cash equivalents as of the end of the period	$32,053	$40,797